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                                                                   EXHIBIT 23(C)

                          INDEPENDENT AUDITORS CONSENT

We have issued our report dated January 9, 1998 (except Note 12, as to which the date is December 28, 1998 and Note 17, as to which the date is December 18,
1998), accompanying the consolidated financial statements of Windsor Bancshares, Inc. and subsidiary contained in Amendment No. 2 to the Associated Banc-Corp Registration Statement and Prospectus on Form S-4, filed on or about December 30, 1998. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

                                     /s/ GRANT THORNTON LLP

Minneapolis, Minnesota

December 30, 1998